News Bulletin

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

FRANKLINCOVEY ANNOUNCES

CHANGE IN MANAGEMENT STOCK PURCHASE PROGRAM

Salt Lake City, Utah – May 12, 2004 – FranklinCovey (NYSE: FC) announced that its Board of Directors has approved an action that effectively extends the due date and reduces the annual interest rate for its Management Stock Purchase Program loans to non-executive officers. The due date has effectively been extended from March 30, 2005 to the earlier of March 30, 2008 or the date after March 30, 2005 on which the closing price of the Company’s stock is sufficient to enable loan participants to retire their loans with the stock that they purchased pursuant to the program. The interest rate on the loans will be effectively reduced from 9.365% to 3.160% per annum. These changes are effective May 7, 2004.

Loan participants remain obligated to repay principal and accrued interest upon the due date of the loans. With six consecutive quarters of substantial operating improvements and an improving general economic forecast, the Company believes that these actions will enhance the Company’s ability to collect and the participants’ ability to pay the loan balances.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 140 retail stores, and www.franklincovey.com . Nearly 2,000 FranklinCovey associates provide professional services and products in 39 offices in 95 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties. The ability to collect, and participants to repay, the loans will depend in part on a significant increase in the trading price of the Company’s Common Stock, which in turn depends to some extent on improvements in the business performance of the Company. These results are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, the ability of the Company to continue to recognize cost savings, the impact of the modification of the Management Stock Purchase Program loans on the financial statements of the Company, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2003 10-K report and subsequent reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.